Exhibit 99.1
Investor Relations Contact:
Jim Pirak
(425) 256-8284
jim.pirak@symetra.com
Media Relations Contact:
Diana McSweeney
(425) 256-6167
diana.mcsweeney@symetra.com
SYMETRA FINANCIAL REPORTS FIRST QUARTER 2011 RESULTS
BELLEVUE, Wash.—(April 27, 2011)—Symetra Financial Corp. (NYSE: SYA) today reported first quarter 2011 net income of $54.9 million, or $0.40 per diluted share. This compares with $46.3 million, or $0.35 per diluted share, in first quarter 2010.
Adjusted operating income1 was $45.1 million, or $0.33 per diluted share, in first quarter 2011, compared with $41.9 million, or $0.32 per diluted share, in the same period a year ago.

Summary Financial Results	Three Months Ended
(In millions, except per share data)	March 31
	2011	2010

Net Income	$54.9	$46.3
Per Diluted Share of Common Stock	$0.40	$0.35

Adjusted Operating Income	$45.1	$41.9
Per Diluted Share of Common Stock	$0.33	$0.32

“Our solid year-over-year earnings increase reflects strong growth in deferred annuity and bank-owned life insurance (BOLI) account values as well as excellent investment portfolio performance,” said Tom Marra, Symetra president and chief executive officer. “While the Group loss ratio was better than our first quarter 2010 result, it was outside our long-term target range.”
First Quarter Summary
•	Group loss ratio improved to 67.6% versus 68.9% in first quarter 2010, though it was higher than the fourth quarter 2010 result; Group earnings declined from first quarter 2010 due to higher expenses.

•	Deferred Annuities total account values reached $10.6 billion, up 20.5% from the same quarter a year ago.

•	Income Annuities reported higher interest spreads and improved mortality experience.

•	BOLI return on assets increased on growing account values; Life earnings were down due to a reserve release in first quarter 2010.

•	Equity portfolio returns outpaced the S&P 500 Total Return Index.

“Since the beginning of the year, we’ve made considerable progress on our ‘Grow and Diversify’ strategies. We significantly expanded our Life and Retirement sales force; we are building out our group life business and leadership team; we enhanced our single premium life product; and we introduced a new fixed indexed annuity called Symetra EdgeProSM. With these accomplishments, 2011 is off to a good start,” said Marra.
BUSINESS SEGMENT RESULTS

Segment Pretax Adjusted Operating Income (Loss)	Three Months Ended
(In millions)	March 31
	2011	2010

Group	$13.8	$15.7

Deferred Annuities	23.2	17.3

Income Annuities	8.9	6.4

Life	16.9	23.3

Other	(1.4)	(3.9)

Subtotal	$61.4	$58.8

Less: Income Taxes*	16.3	16.9

Adjusted Operating Income	$45.1	$41.9

* Represents the total provision for income taxes adjusted for the tax effect on net realized investment gains (losses) and on net realized and unrealized investment gains (losses) on fixed indexed annuity (FIA) options at the U.S. federal income tax rate of 35%.

Group Division
The Group segment, which consists primarily of medical stop-loss insurance, reported first quarter 2011 pretax adjusted operating income of $13.8 million, compared with $15.7 million in first quarter 2010. First quarter operating income decreased as a result of higher administrative and commission expenses, compared with unusually low administrative expenses in first quarter 2010.
Group’s loss ratio was 67.6% for first quarter 2011, compared with 68.9% in the prior-year period. Our long-term Group loss ratio target range is 63% to 65%, though on a quarter-to-quarter basis, the loss ratio can fluctuate widely.
Group sales in first quarter 2011 were $48.7 million, compared with $41.4 million in first quarter 2010. In addition to improved medical stop-loss sales, limited benefit medical sales increased to $6.0 million, up from $2.2 million in first quarter 2010.
Retirement Division
The Deferred Annuities segment, which includes fixed and variable deferred annuities, generated $23.2 million in pretax adjusted operating income in first quarter 2011, up from $17.3 million in first quarter 2010. Investment income on higher total account values contributed to the improved results. Total account values were $10.6 billion at quarter-end, up 20.5% from $8.8 billion at the end of first quarter 2010.

Sales of deferred annuities (predominately fixed annuities) grew substantially to $618.4 million in first quarter 2011, compared with $377.5 million in first quarter 2010. Symetra’s expanding presence on key bank platforms over the past year drove higher fixed annuity sales. Symetra EdgeProSM, a fixed indexed annuity, launched in mid-April through select banks and broker-dealers.
The Income Annuities segment, which includes single premium immediate annuities (SPIAs) and structured settlements, produced pretax adjusted operating income of $8.9 million in first quarter 2011, compared with $6.4 million in first quarter 2010. First quarter results reflected higher interest spreads and favorable mortality experience. Interest spreads improved with accelerated estimated prepayment speeds on mortgage-backed securities and the positive effects of the company’s commercial mortgage loan investment strategy, which delivered higher yields relative to other types of investments. Mortality gains were $0.7 million in first quarter 2011, compared with mortality losses of $0.1 million in first quarter 2010.
Income Annuities sales were $64.5 million in first quarter 2011, compared with sales of $66.3 million in the same quarter of 2010.
Life Division
The Life segment, which includes term life, universal life and bank-owned life insurance (BOLI), reported pretax adjusted operating income of $16.9 million in first quarter 2011, compared with $23.3 million in first quarter 2010. First quarter 2011 results were driven by higher return on assets on growing BOLI account values, offset by increased individual life claims. Results a year ago included $7.4 million in pretax operating income related to a reserve release on one of Symetra’s universal life products.
Life sales were $2.4 million in first quarter 2011, down from $5.5 million in the same quarter a year ago as a result of lower BOLI and term life sales. The company’s focus on single premium life (SPL) led to significant growth in SPL sales over first quarter 2010, and a third consecutive quarter of sequential improvement.
Other
The Other segment, which includes unallocated corporate income and expenses, interest expense on debt and other income outside of Symetra’s four business segments, had a pretax adjusted operating loss of $1.4 million in first quarter 2011, compared with a pretax adjusted operating loss of $3.9 million in the same quarter a year ago. The improvement in first quarter 2011 results was due largely to an increase in net investment income on a higher asset balance.
Investment Portfolio
Net realized investment gains were $15.6 million in first quarter 2011, up from net gains of $6.8 million in first quarter 2010. Impairment losses were $0.9 million in first quarter 2011, compared with losses of $9.7 million in first quarter 2010, reflecting improved economic conditions.
Symetra’s equity portfolio posted net investment gains of $12.2 million in first quarter 2011, compared with net gains of $7.6 million in first quarter 2010. The company’s equity portfolio generated returns of 6.7% in first quarter 2011, outperforming the S&P 500 Total Return Index result of 5.9%.

Stockholders’ Equity
Total stockholders’ equity, or book value, as of March 31, 2011 was $2,431.0 million, or $17.68 per share, compared with $2,380.6 million, or $17.35 per share, as of Dec. 31, 2010.
Adjusted book value per share, as converted,1 was $16.11 per share as of March 31, 2011, up from $15.79 per share as of Dec. 31, 2010.
Symetra Life Insurance Company ended first quarter 2011 with an estimated risk-based capital (RBC) ratio of 475% and statutory capital and surplus, including asset valuation reserve (AVR), of $1,986.3 million.
2011 Earnings Guidance
Symetra affirmed its previous guidance for full-year 2011 adjusted operating income per share of $1.30 to $1.50. Some of the factors that could drive actual results toward the lower end, middle or upper end of the guidance range include: changes in the interest rate environment; Group loss ratio relative to long-term target; timing and success of product launches; amount of issuance and yields on commercial mortgage loans; returns on alternative investment portfolio; and achievement of target cash balances.
Additional Financial Information
This press release and the first quarter 2011 financial supplement are posted on the company’s website at http://investors.symetra.com. Investors are encouraged to review all of these materials.
Management to Review Results on Conference Call and Webcast
Symetra’s senior management team will discuss the company’s first quarter 2011 performance with investors and analysts on Thursday, April 28, 2011 at 10 a.m., Eastern Time (7 a.m., Pacific Time). To listen by phone, dial 1-888-680-0879. For international callers, dial 617-213-4856. The access code is 52043080. Participants may pre-register for the call at www.symetra.com/earnings. Pre-registrants will be issued a PIN number to use when dialing into the live call, which will provide quick access to the conference by bypassing the operator.
The conference call will be broadcast live on the Internet at http://investors.symetra.com and archived later in the day for replay. Those who wish to listen to the call by phone or via the Internet should dial in or go to Symetra’s website at least 15 minutes before the call to register and/or test the compatibility of their computer.
A replay of the call can be accessed by phone at approximately 1 p.m., Eastern Time (10 a.m., Pacific Time) on April 28, 2011 by dialing 1-888-286-8010. For international callers, dial 617-801-6888. The access code is 37018275. The replay will be available by phone until May 5, 2011. To access a replay of the conference call over the Internet, visit http://investors.symetra.com.
Use of Non-GAAP Measures
1 Symetra uses both U.S. generally accepted accounting principles (GAAP) and non-GAAP financial measures to track the performance of its operations and financial condition. Definitions of each non-GAAP measure are provided below, and reconciliations to the most directly comparable GAAP measures are included in the tables at the end of this press release. These measures are not substitutes for GAAP financial measures. For more information about these non-GAAP measures, please see Symetra’s 2010 Annual Report on Form 10-K.

This press release may include non-GAAP financial measures entitled “adjusted operating income,” “adjusted operating income per diluted share,” “adjusted book value,” “adjusted book value, as converted” and “adjusted book value per share, as converted.” The company defines adjusted operating income as net income, excluding after-tax net investment gains (losses) and including after-tax net investment gains (losses) on fixed indexed annuity (FIA) options. Adjusted operating income per diluted share is defined as adjusted operating income divided by diluted common shares outstanding. Adjusted book value is defined as stockholders’ equity, less accumulated other comprehensive income (loss), or AOCI. Adjusted book value, as converted, is defined as stockholders’ equity, less AOCI plus the assumed proceeds from exercising the outstanding warrants. Adjusted book value per share, as converted, is calculated as adjusted book value, as converted, divided by the sum of outstanding common shares and shares subject to outstanding warrants.
Definition of Selected Operating Performance Measures
The company reports selected operating performance measures, which are commonly used in the insurance industry. These measures are described here:
Loss ratio — Represents policyholder benefits and claims incurred divided by premiums earned.
Sales — For the Group segment, sales represent annualized first-year premiums for new policies. For the Deferred Annuities and Income Annuities segments, sales represent deposits for new policies. For the Life segment, sales represent annualized first-year premiums for recurring premium products, and 10% of new deposits for BOLI and other single-premium products. All sales figures are net of first-year surrenders.
About Symetra Financial
Symetra Financial Corporation (NYSE: SYA) is a diversified financial services company based in Bellevue, Wash. In business since 1957, Symetra provides employee benefits, annuities and life insurance through a national network of benefit consultants, financial institutions, and independent agents and advisors. For more information, visit www.symetra.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of current or historical facts included or referenced in this release that address activities, events or developments that we expect or anticipate will or may occur in the future, are forward-looking statements. The words “will,” “believe,” “intend,” “plan,” “expect,” “anticipate,” “project,” “estimate,” “predict,” “potential” and similar expressions also are intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to Symetra’s:
•	estimates or projections of revenues, net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share, market share or other financial forecasts;

•	trends in operations, financial performance and financial condition;

•	financial and operating targets or plans; and

•	business and growth strategy, including prospective products, services and distribution partners.
These statements are based on certain assumptions and analyses made by Symetra in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate under the circumstances.

Whether actual results and developments will conform to Symetra’s expectations and predictions is subject to a number of risks, uncertainties and contingencies that could cause actual results to differ materially from expectations, including, among others:
•	general economic, market or business conditions, including further economic downturns or other adverse conditions in the global and domestic capital and credit markets;

•	the availability of capital and financing;

•	potential investment losses;

•	the effects of fluctuations in interest rates and a prolonged low interest rate environment;

•	recorded reserves for future policy benefits and claims subsequently proving to be inadequate or inaccurate;

•	deviations from assumptions used in setting prices for insurance and annuity products;

•	continued viability of certain products under various economic and other conditions;

•	market pricing and competitive trends related to insurance products and services;

•	changes in amortization of deferred policy acquisition costs and deferred sales inducements;

•	financial strength or credit ratings downgrades;

•	the continued availability and cost of reinsurance coverage;

•	changes in laws or regulations, or their interpretation, including those that could increase Symetra’s business costs and required capital levels;

•	the ability of subsidiaries to pay dividends to Symetra;

•	the ability of the new executive leadership team to successfully implement business strategies;

•	the effects of implementation of the Patient Protection and Affordable Care Act;

•	the effects of implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act; and

•	the risks that are described from time to time in Symetra’s filings with the U.S. Securities and Exchange Commission, including those in Symetra’s 2010 Annual Report on Form 10-K.
Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Symetra will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Symetra or its business or operations. Symetra assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

Symetra Financial Corporation
Consolidated Income Statement Data
(in millions, except per share data)
(unaudited)

	Three Months Ended
	March 31
	2011	2010
Revenues
Premiums	$120.9	$119.0
Net investment income	310.0	286.9
Policy fees, contract charges and other	44.7	40.5
Net realized investment gains (losses):
Total other-than-temporary impairment losses on securities	(0.9)	(17.9)
Less: portion of losses recognized in other comprehensive income	—	8.2

Net impairment losses recognized in earnings	(0.9)	(9.7)
Other net realized investment gains	16.5	16.5

Total net realized investment gains	15.6	6.8

Total revenues	491.2	453.2

Benefits and expenses
Policyholder benefits and claims	92.3	86.2
Interest credited	228.3	218.5
Other underwriting and operating expenses	66.0	59.6
Interest expense	8.0	8.0
Amortization of deferred policy acquisition costs	20.1	15.4

Total benefits and expenses	414.7	387.7

Income from operations before income taxes	76.5	65.5

Provision for income taxes
Current	11.2	9.9
Deferred	10.4	9.3

Total provision for income taxes	21.6	19.2

Net income	$54.9	$46.3

Net income per common share
Basic	$0.40	$0.35
Diluted	$0.40	$0.35

Weighted-average number of common shares outstanding
Basic	137.292	131.018
Diluted	137.300	131.038

Cash dividends declared per common share	$0.05	$—

Non-GAAP financial measures
Adjusted operating income	$45.1	$41.9

Reconciliation to net income
Net income	$54.9	$46.3
Less: Net realized investment gains(net of taxes)*	10.1	4.5
Add: Net investment gains on FIA options (net of taxes)**	0.3	0.1

Adjusted operating income	$45.1	$41.9

* Net realized investment gains are reported net of taxes of $5.5 and $2.3 for the three months ended March 31, 2011 and 2010, respectively.

** Net investment gains on FIA options are reported net of taxes of $0.2 and $0.0 for the three months ended March 31, 2011 and 2010, respectively.

Symetra Financial Corporation
Consolidated Balance Sheet Data
(in millions, except per share data)
(unaudited)

	March 31	December 31
	2011	2010
Assets
Total investments	$24,200.5	$23,500.2
Other assets	1,320.3	1,255.0
Separate account assets	901.5	881.7

Total assets	$26,422.3	$25,636.9

Liabilities and stockholders’ equity
Policyholder liabilities	$22,186.3	$21,591.5
Notes payable	449.1	449.0
Other liabilities	454.4	334.1
Separate account liabilities	901.5	881.7

Total liabilities	23,991.3	23,256.3

Common stock and additional paid-in capital	1,452.3	1,451.4
Retained earnings	544.7	496.7
Accumulated other comprehensive income, net of taxes	434.0	432.5

Total stockholders’ equity	2,431.0	2,380.6

Total liabilities and stockholders’ equity	$26,422.3	$25,636.9

Book value per share*	$17.68	$17.35

Non-GAAP financial measures
Adjusted book value	$1,997.0	$1,948.1

Reconciliation to stockholders’ equity
Total stockholders’ equity	$2,431.0	$2,380.6
Less: AOCI	434.0	432.5

Adjusted book value	1,997.0	1,948.1
Add: Assumed proceeds from exercise of warrants	218.1	218.1

Adjusted book value, as converted	$2,215.1	$2,166.2

Adjusted book value per share, as converted**	$16.11	$15.79

* Book value per share is calculated based on stockholders’ equity divided by outstanding common shares plus shares subject to outstanding warrants, totaling 137.511 and 137.192 as of March 31, 2011 and December 31, 2010, respectively.

** Adjusted book value per share, as converted, is calculated based on adjusted book value, as converted, divided by outstanding common shares plus shares subject to outstanding warrants, totaling 137.511 and 137.192 as of March 31, 2011 and December 31, 2010, respectively.

Symetra Financial Corporation
Reconciliation of Segment Pretax Adjusted Operating Income, Operating Revenues and Operating ROAE
(in millions)
(unaudited)

	Three Months Ended
	March 31
	2011	2010
Segment pretax adjusted operating income (loss)
Group	$13.8	$15.7
Deferred Annuities	23.2	17.3
Income Annuities	8.9	6.4
Life	16.9	23.3
Other	(1.4)	(3.9)

Subtotal	61.4	58.8

Add: Net realized investment gains	15.6	6.8
Less: Net investment gains on FIA options	0.5	0.1

Income from operations before income taxes	$76.5	$65.5

Reconciliation of revenues to operating revenues
Revenues	$491.2	$453.2
Less: Net realized investment gains	15.6	6.8
Add: Net investment gains on FIA options	0.5	0.1

Operating revenues	$476.1	$446.5

	Twelve Months Ended
	March 31
	2011	2010
ROE	8.8%	14.5%
Average stockholders’ equity*	$2,367.5	$1,169.5
Non-GAAP financial measures
Operating ROAE	9.4%	10.5%
Average adjusted book value**	$1,898.2	$1,502.4

* Average stockholders’ equity is derived by averaging ending stockholders’ equity for the most recent five quarters.

** Average adjusted book value is derived by averaging ending adjusted book value for the most recent five quarters.